EXHIBIT 4.79

Extension of Debenture Maturity Date

TO Intellipharmaceutics International Inc. (the "Company")

RE: Debenture dated November 15, 2019, for a face amount of US $250,000 issued by the Company to Isa Odidi and Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture and as extended from time to time) of such Debenture

The undersigned hereby agree that the current Maturity Date of the Debenture (currently December 31, 2020) is extended to May 31, 2021.

DATED as of December 31,2020.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi